Exhibit 23.2




       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Sovereign Bancorp, Inc.


          We hereby consent to the incorporation in Registration Statement on Form S-4 and related proxy statement/prospectus of Sovereign Bancorp, Inc. relating to the registration of a maximum of 7,912,102 shares of its common stock to be filed on or about December 20, 1996 of our report dated November 23, 1994, with respect to the consolidated statements of income, changes in shareholders' equity and cash flows for the year ended
September 30, 1993 of Charter FSB Bancorp, Inc. and subsidiary, which report appears in the Annual Report on Form 10-K of Sovereign Bancorp, Inc. for the year ended December 31, 1995.


/s/ BDO Seidman, LLP


BDO Seidman, LLP
Woodbridge, New Jersey

December 20, 1996